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Ford Completes Amendment and Extension of Existing Revolving Credit Facility

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Ford completes amendment and extension of its revolving credit facility under favorable terms with a total of $9 billion committed to 2015, further demonstrating its improving underlying financial strength and financial flexibility

•	Extending Ford's credit facility further enhances the company's liquidity and financial flexibility

•	This action is consistent with Ford's goal of financing the One Ford plan and improving the balance sheet

DEARBORN, Mich., March 15, 2012 - Ford Motor Company (NYSE: F) announced today it has successfully completed an amendment and extension of its revolving credit facility. As a result of the transaction, Ford's revolving lenders have agreed to extend the maturity of commitments totaling
$9 billion to Nov. 30, 2015 from Nov. 30, 2013.

“We are very pleased with the results of the amendment and extension transaction, which was significantly oversubscribed,” said Neil Schloss, Ford vice president and treasurer. “This support from our global banking partners represents an important source of committed liquidity and financial flexibility for Ford.”

Prior to the amendment, revolving lenders had commitments under the revolving credit facility totaling $8.9 billion that were scheduled to mature on Nov. 30, 2013, of which approximately $130 million was utilized for letters of credit. As of today, revolving lenders have a total of $9 billion of commitments that are scheduled to mature on Nov. 30, 2015, and approximately $300 million of commitments that are scheduled to mature on Nov. 30, 2013. The facility is undrawn, with the exception of approximately $130 million utilized for letters of credit.

The collateral pledged to the lenders under the revolving credit facility will be released when Ford's senior long-term, unsecured debt receives investment grade ratings from at least two of the three major rating agencies.

In addition to the increase in the total amount of commitments and extending the maturity date, revolving lenders also approved certain modifications to the revolving credit facility, including the elimination of the limitation on debt prepayments and dividends upon the release of collateral.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 164,000 employees and about 70 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact(s):	Media:	Equity Investment Community:	Fixed Income Investment Community:	Shareholder Inquiries:
	Todd Nissen	Larry Heck	Shawn Ryan	1.800.555.5259 or
	1.313.322.4898	1.313.594.0613	1.313.621.0881	1.313.845.8540
	tnissen@ford.com	fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.